Exhibit 99.1

duostech	FOR IMMEDIATE RELEASE

Duos Technologies Group Reports First Quarter 2025 Results

Company records approximately $5 million in revenue, a 363% revenue increase with a strong start in its services and consulting business for fast power.

JACKSONVILLE, FL / Globe Newswire / May 15, 2025 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a provider of machine vision and artificial intelligence that analyzes fast moving vehicles, reported financial results for the first quarter (“Q1 2025”) ended March 31, 2025.

First Quarter 2025 and Recent Operational Highlights

•	Recorded over $4.8 million in Services and Consulting revenue including $3.9 million for services related to the Asset Management Agreement (“AMA”) with New APR Energy.
•	Significant improvement in Gross Margin compared to the same quarter one year ago and further improvements expected in Q2.
•	Showcased the first production standalone Edge Data Center with revenues starting April 1.
•	Placed orders for 4 additional data centers for a total of 10 units so far all of which have identified locations and expect to meet goal of 15 deployed units by year end.
•	Over 2.3 million comprehensive railcar scans performed in the first quarter across 13 portals, of which more than 379,000 were unique railcars. This metric encompasses all railcars scanned at locations across the U.S., Canada, and Mexico, representing approximately 24% of the total freight car population in North America.
•	As of the end of the first quarter, the Company had $17.8 million of revenue in backlog plus $7.0 - $8.0 million near-term awards and renewals to be recognized during the remainder of 2025.

First Quarter 2025 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Duos Edge AI, Inc., and Duos Energy Corporation (“Duos Energy”).

Total revenues for Q1 2025 increased 363% to $4.95 million compared to $1.07 million in the first quarter of 2024 (“Q1 2024”). Total revenue for Q1 2025 represents an aggregate of approximately $65,000 of technology systems revenue and approximately $4,890,000 in recurring services and consulting revenue. The significant revenue increase in the first quarter, compared to the same quarter last year, was primarily driven by Duos Energy beginning to execute against the Asset Management Agreement ("AMA") with New APR that was signed on December 31, 2024. Under the AMA, Duos Energy oversees the deployment and operations of a fleet of mobile gas turbines and related balance-of-plant inventory, providing management, sales, and operational support services to New APR. The decrease in technology systems revenues was primarily attributed to delays outside of the Company’s control with deployment of our two high-speed Railcar Inspection Portals. Although these systems remain largely ready for deployment, customer delays at the deployment site continue to prevent the Company from entering the installation phase. In spite of the timing delays that continue to impact the quarterly results, management remains confident in the long-term potential of the RIP product.

Cost of revenues for Q1 2025 increased 273% to $3.64 million compared to $0.98 million for Q1 2024. The significant increase in cost of revenues was primarily due to supporting the AMA with New APR, where Duos Energy oversees the deployment and operations of a fleet of mobile gas turbines and related balance-of-plant inventory, providing management, sales, and operational support services to New APR. An additional contributing factor to the increase in cost of revenues on services and consulting is $548,121 in amortization expense of the intangible asset related to a nonmonetary transaction, which was not present in the corresponding period of 2024. The cost of revenues on technology systems decreased compared to the equivalent period in 2024. This reduction is primarily driven by our ability in Q1 2025 to reallocate certain fixed operating and servicing costs for technology systems to support the AMA, an allocation we could not make in the comparative period because the agreement was not yet in effect. It also reflects the ramp-down of manufacturing ahead of field installation of our two high-speed Railcar Inspection Portals, which has been further delayed and further reduced cost of revenues while we await customer readiness for site deployment.

Gross margin for Q1 2025 increased 1,288% to $1.31 million compared to $0.09 million for Q1 2024. Gross margin improved primarily due to Duos Energy beginning performance of the AMA with New APR. This includes $904,125 in revenue recognized during the three months ended March 31, 2025, related to the Company's 5% non-voting equity interest in the ultimate parent of New APR, which carried no associated costs and therefore contributed at a 100% margin. These revenues and the associated margin contribution were not present in the prior year period.

Operating expenses for Q1 2025 increased 9% to $3.10 million compared to $2.86 million for Q1 2024. The increase in expenses is largely attributed to non-cash stock-based compensation charged for restricted stock granted to the executive team on January 1, 2025, under new employment agreements with a three-year cliff vesting schedule. Sales and marketing costs declined as resources were allocated to costs of service and consulting revenues in support of the AMA with New APR. Conversely, research and development expenses rose 11%, reflecting new engineering hires dedicated to supporting the AMA. The Company continues to focus on stabilizing operating expenses while meeting the increased needs of our customers.

Net operating loss for Q1 2025 totaled $1.79 million compared to net operating loss of $2.76 million for Q1 2024. The decrease in loss from operations was primarily the result of increased revenues during the quarter, driven by revenue generated by Duos Energy through the AMA with New APR.

Net loss for Q1 2025 totaled $2.08 million compared to net loss of $2.75 million for Q1 2024. The 24% decrease in net loss was mostly attributed to the increase in revenues generated by Duos Energy through the AMA with New APR as described above.

Cash and cash equivalents at March 31, 2025 totaled $3.80 million compared to $6.27 million at December 31, 2024. In addition, the Company had over $2.68 million in receivables and contract assets for a total of approximately $6.48 million in cash and expected short-term liquidity.

Financial Outlook

At the end of the first quarter, the Company’s contracts in backlog represented approximately $45.4 million in revenue, of which approximately $17.4 million is expected to be recognized in calendar 2025 not including an estimated $7.0 - $8.0 million in expected near-term awards and renewals. The remaining contract backlog consists of multi-year service and software agreements, along with project revenues extending beyond 2025, related to Duos, Duos Edge AI, and Duos Energy.

Based on these committed contracts and near-term pending orders that are already performing or scheduled to be executed throughout the course of 2025, the Company is reiterating its previously stated revenue expectations for the fiscal year ending December 31, 2025. The Company expects total revenue for 2025 to range between $28 million and $30 million, representing an increase of 285% to 312% from 2024. Duos expects this improvement in operating results to be reflected over the course of the full year in 2025.

Management Commentary

"I am delighted with the progress we have made in the first quarter and am very impressed at the speed at which the Duos team has adapted to the new opportunities in the Data Center and Power business," said Chuck Ferry, Duos CEO. “While our Q1 results were anticipated, my expectation is that we will deliver growth, particularly in the second half, as the results of all our initiatives become booked revenues as indicated by the increase in backlog.”

Conference Call

The Company’s management will host a conference call today, May 15, 2025, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Thursday, May 15, 2025

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 877-407-3088

International dial-in: 201-389-0927

Confirmation: 13753649

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization.

If you have any difficulty connecting with the conference call, please contact DUOT@duostech.com.

The conference call will be broadcast live via telephone and available for online replay via the investor section of the Company's website here.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiaries, Duos Technologies, Inc., Duos Edge AI, Inc., and Duos Energy Corporation, designs, develops, deploys and operates intelligent technology solutions for Machine Vision and Artificial Intelligence (“AI”) applications including real-time analysis of fast-moving vehicles, Edge Data Centers and power consulting. For more information, visit www.duostech.com , www.duosedge.ai and www.duosenergycorp.com.

Forward- Looking Statements

This news release includes forward-looking statements regarding the Company's financial results and estimates and business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. Forward-looking statements relate to future events and typically address the Company's expected future business and financial performance. The forward-looking statements in this news release relate to, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; anticipated entry into additional contracts; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; anticipated reductions in costs due to changes in the Company's organizational structure; potential increases in revenue, including increases in recurring revenue; potential changes in gross margin (including the timing thereof); statements regarding our backlog and potential revenues deriving therefrom; and statements about future profitability and potential growth of the Company. Words such as "believe," "expect," "anticipate," "should," "plan," "aim," "will," "may," "should," "could," "intend," "estimate," "project," "forecast," "target," "potential" and other words and terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements involve risks and uncertainties and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the Company's ability to generate sufficient cash to continue and expand operations, the competitive environment generally and in the Company's specific market areas, changes in technology, the availability of and the terms of financing, changes in costs and availability of goods and services, economic conditions in general and in the Company's specific market areas, changes in federal, state and/or local government laws and regulations potentially affecting the use of the Company's technology, changes in operating strategy or development plans and the ability to attract and retain qualified personnel. The Company cautions that the foregoing list of risks, uncertainties and factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company's most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings filed by the Company with the U.S. Securities and Exchange Commission (the "SEC"), which are available at the SEC's website, http://www.sec.gov. The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance, however, can be given that the Company will achieve or realize these plans, intentions or expectations. Indeed, it is likely that some of the Company's assumptions may prove to be incorrect. The Company's actual results and financial position may vary from those projected or implied in the forward-looking statements and the variances may be material. Each forward-looking statement speaks only as of the date of the particular statement. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts

Corporate

Fei Kwong, Director, Corporate Communications

Duos Technologies Group, Inc. (Nasdaq: DUOT)
904-652-1625
fk@duostech.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2025	2024

REVENUES:
Technology systems	$64,684	$269,855
Services and consulting	972,751	800,825
Services and consulting – related parties	3,914,750	—

Total Revenues	4,952,185	1,070,680

COST OF REVENUES:
Technology systems	232,264	583,437
Services and consulting	748,194	392,611
Services and consulting - related parties	2,658,068	—

Total Cost of Revenues	3,638,526	976,048

GROSS MARGIN	1,313,659	94,632

OPERATING EXPENSES:
Sales and marketing	294,975	553,486
Research and development	424,431	382,142
General and administration	2,383,881	1,920,050

Total Operating Expenses	3,103,287	2,855,678

LOSS FROM OPERATIONS	(1,789,628)	(2,761,046)

OTHER INCOME (EXPENSES):
Interest expense	(322,577)	(445)
Other income, net	32,542	9,182

Total Other Income (Expenses), net	(290,035)	8,737

NET LOSS	$(2,079,663)	$(2,752,309)

Basic and Diluted Net Loss Per Share	$(0.18)	$(0.38)

Weighted Average Shares-Basic and Diluted	11,390,016	7,306,949

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$3,799,281	$6,266,296
Accounts receivable, net	215,060	109,007
Accounts receivable, net - related parties	1,760,625	294,434
Contract assets	700,458	635,774
Inventory	520,122	605,356
Prepaid expenses and other current assets	468,252	176,338
Note receivable, net	—	—

Total Current Assets	7,463,798	8,087,205

Inventory - non current	196,315	196,315
Property and equipment, net	3,300,754	2,771,779
Operating lease right of use asset - Office Lease	3,937,256	4,028,397
Financing lease right of use asset - Edge Data Centers	1,943,547	2,019,180
Security deposit	500,000	500,000

OTHER ASSETS:
Equity Method Investment - Sawgrass APR Holdings LLC	7,233,000	7,233,000
Intangible Asset, net	9,043,996	9,592,118
Patents and trademarks, net	133,714	127,300
Software development costs, net	334,960	403,383
Total Other Assets	16,745,670	17,355,801

TOTAL ASSETS	$34,087,340	$34,958,677

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$698,518	$969,822
Notes payable - financing agreements	129,914	17,072
Accrued expenses	451,130	373,251
Operating lease obligation - Office Lease -current portion	803,536	798,556
Financing lease obligation - Edge Data Centers - current portion	487,695	367,451
Notes payable, net of discount - related parties	1,027,707	1,758,396
Contract liabilities, current	3,001,352	3,188,518
Contract liabilities, current – related parties	7,366,500	8,616,500

Total Current Liabilities	13,966,352	16,089,566

Contract liabilities, less current portion	6,851,513	7,399,634
Contract liabilities, less current portion – related parties	2,712,375	3,616,500
Operating lease obligation - Office Lease, less current portion	3,767,106	3,867,042
Financing lease obligation - Edge Data Centers, less current portion	1,638,040	1,724,604

Total Liabilities	28,935,386	32,697,346

Commitments and Contingencies (Note 8)

STOCKHOLDERS' EQUITY:

Preferred stock: $0.001 par value, 10,000,000 authorized, 9,441,000 shares available to be designated Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 and 0 issued and outstanding at March 31, 2025 and December 31, 2024, respectively, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 0 and 0 issued and outstanding at March 31, 2025 and December 31, 2024, respectively, convertible into common stock at $7 per share	—	—
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at March 31, 2025 and December 31, 2024, respectively, convertible into common stock at $5.50 per share	—	—
Series D convertible preferred stock, $1,000 stated value per share,4,000 shares designated; 999 and 1,299 issued and outstanding at March 31, 2025 and December 31, 2024, respectively, convertible into common stock at $3.00 per share	1	1
Series E convertible preferred stock, $1,000 stated value per share, 30,000 shares designated; 13,500 and 13,500 issued and outstanding at March 31, 2025 and December 31, 2024, respectively, convertible into common stock at $2.61 per share	14	14
Series F convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at March 31, 2025 and December 31, 2024, respectively, convertible into common stock at $6.20 per share	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized,11,655,229 and 8,922,576 shares issued, 11,653,905 and 8,921,252 shares outstanding at March 31, 2025 and December 31, 2024, respectively	11,654	8,921
Additional paid-in-capital	81,745,409	76,777,856
Accumulated deficit	(76,447,672)	(74,368,009)
Sub-total	5,309,406	2,418,783
Less: Treasury stock (1,324 shares of common stock at March 31, 2025 and December 31, 2024)	(157,452)	(157,452)
Total Stockholders' Equity	5,151,954	2,261,331

Total Liabilities and Stockholders' Equity	$34,087,340	$34,958,677

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended
	March 31,
	2025	2024

Cash from operating activities:
Net loss	$(2,079,663)	$(2,752,309)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	712,388	158,208
Inventory write-off	25,000	—
Stock based compensation	995,647	159,320
Stock issued for services	50,000	37,500
Amortization of debt discount related to warrant liabilities	269,311	—
Amortization of operating lease right of use asset - Office Lease	91,142	83,348
Amortization of lease right of use asset - Edge Data Centers	75,633	—
Changes in assets and liabilities:
Accounts receivable	(106,053)	866,373
Accounts receivable - related parties	(1,466,191)	—
Note receivable	—	(1,875)
Contract assets	(64,684)	(270,099)
Inventory	10,624	23,828
Prepaid expenses and other current assets	(42,467)	57,944
Accounts payable	(271,304)	(415,718)
Accrued expenses	77,879	76,370
Operating lease obligation - Office Lease	(94,956)	(82,306)
Lease obligation - Edge Data Centers	33,680	—
Contract liabilities	(2,889,411)	26,697

Net cash used in operating activities	(4,673,425)	(2,032,719)

Cash flows from investing activities:
Purchase of patents/trademarks	(9,264)	(980)
Purchase of fixed assets	(572,359)	(8,830)

Net cash used in investing activities	(581,623)	(9,810)

Cash flows from financing activities:
Repayments on financing agreements	(136,606)	(130,535)
Repayments of notes payable, related parties	(1,000,000)	—
Proceeds from common stock issued	3,954,940	—
Proceeds from exercise of stock options	107,925	—
Stock issuance cost	(138,226)	(36,188)
Proceeds from preferred stock issued	—	2,745,002

Net cash provided by financing activities	2,788,033	2,578,279

Net increase (decrease) in cash	(2,467,015)	535,750
Cash, beginning of period	6,266,296	2,441,842
Cash, end of period	$3,799,281	$2,977,592

Supplemental Disclosure of Cash Flow Information:
Interest paid	$3,865	$—
Taxes paid	$15,945	$—

Supplemental Non-Cash Investing and Financing Activities:
Notes issued for financing of insurance premiums	$249,448	$272,322
Transfer of inventory to fixed assets	$49,609	$—